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                                                                  EXHIBIT 2.8




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         SCB COMPUTER TECHNOLOGY, INC.,
                          RAO CONSULTING INCORPORATED,

                                       AND

                               THE SHAREHOLDER OF
                           RAO CONSULTING INCORPORATED





                               DATED MARCH 1, 2000


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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("Agreement"), is entered into this 1st day of March, 2000 ("Effective Date") by and among SCB Computer Technology, Inc. ("Buyer"), RAO Consulting Incorporated, an Illinois corporation ("Seller"), and Hari Rao, sole shareholder of RAO Consulting Incorporated ("Shareholder").

         Whereas, Buyer desires, upon the terms and subject to the conditions set forth herein, to (i) purchase substantially all of the assets used by Seller and the Transferred Entity (defined below) in the operation of their respective businesses and (ii) assume certain liabilities of the Seller and the Transferred Entity as more specifically set forth below; and

         WHEREAS, Seller, Transferred Entity, and Shareholders desire to sell the Business (defined in Section 1.1 below) as an on-going concern for the consideration stated hereunder and on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the Parties hereby agree to the foregoing and as follows:

                                   DEFINITIONS

      - "Assets" shall mean all the assets, properties, and rights relating primarily to the Business or used in the conduct of the Business anywhere in the world, and all goodwill associated therewith.

      - "Business Day" shall mean a day other than a Saturday, Sunday, or other day on which banks in Memphis, Tennessee are required to or may be closed.

      -     "Code" shall mean the Internal Revenue Code of 1986, as amended.

      - "Contracts" shall mean all contracts, agreements, arrangements, and/or commitments of Seller and the Transferred Entity related primarily to the Business.

      - "Earn Out Payment" shall mean that single payment due and owing to Seller on or before June 15, 2001 as more fully described in Exhibit D.

      - "EBITDA" shall mean earnings of the newly created business unit(s) of Buyer that will use the Assets to conduct the Business of Seller and the Transferred Entity, regardless of whether such business unit(s) is operated in the name of Buyer itself, or by any new or existing parent, subsidiary(ies), division(s), or affiliate(s) of Buyer, before interest, taxes, depreciation, and amortization.

      -     "EEOC" shall mean the Equal Employment Opportunity Commission.

      - "Encumbrance" shall mean, with respect to any Real Property, a mortgage, security interest, lien, lease, sublease, license, judgment, right of way, covenant, easement, or other encumbrance (but shall not include any zoning, environmental, or other limitations of general applicability by any Governmental Authority).




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      -     "Environmental Claims" shall mean, as to the Assets or the Business, any third party or governmental claim, demand, judgment, or proceeding (including any proceeding for an injunction or other equitable relief) giving rise or which may give rise to any liability under any Environmental Law.

      - "Environmental Law" shall mean any federal, state, or local statute, regulation, ordinance or common law theory relating to the protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 et seq.), or any environmental or similar law in any jurisdiction other than the United States, in each case as in effect on the date of this Agreement.

      - "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      - "Facility" shall mean each location at which Seller or the Transferred Entity conducts Business.

      - "Foreign Transfer Agreements" shall mean, collectively, the stock transfer agreements, asset transfer agreements, and/or other instruments of conveyance and assumption with respect to the transfer of Assets outside the United States of America (including, without limitation, equity interests in the Transferred Entity).

      - "Hazardous Material" shall mean any substance, material or waste which is regulated by the United States, or any state or local government authority or any national, provincial or local governmental authority other than the United States, which substance, material, or waste includes, without limitation, petroleum and its by-products, friable asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste," or "toxic substance" under any provision of Environmental Law.

      - "Intellectual Property" shall mean all intellectual property relating primarily to the Business including, but not limited to,
            (i) patents and patent applications, trademarks, tradenames, service marks, and applications therefore, copyrights, copyright registrations and applications therefore, if any ("Proprietary Rights"); (ii) processes, formulas, computer software and other electronic media, engineering designs, trade secrets, know-how, inventions, and discoveries, whether patented, patentable or not, and design, manufacturing, engineering, and other technical information (other than Proprietary Rights) that are owned by or licensed to the Business and are used primarily in carrying out the Business as it is being conducted as of the date of this Agreement as currently proposed to be conducted by Seller and the Transferred Entity; (iii) Seller's rights under all agreements, if any, under which rights relating to the foregoing subparagraphs (i) and (ii) were granted to Seller and the Transferred Entity by a third party, or to a third party by Seller and the Transferred Entity, together with renewals, modifications, and extensions of any of the foregoing; (iv) the goodwill associated with such registered trademarks and such other non-registered trademarks and service marks which have been used by Seller or the Transferred Entity in connection with the Business; (v) all shop rights of the Business;
            (vi) tangible documentation of Intellectual Property to the extent relating primarily to the Business;




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            and (vii) all rights as Seller and the Transferred Entity may have to sue for infringement of or interference with the Intellectual Property.

      - "Internal Revenue Code" shall mean the United States of America Internal Revenue Code of 1986, as amended.

      - "Knowledge of Seller" or variants thereof when used to qualify any representation or warranty of Seller and/or the Transferred Entity contained in this Agreement or any other document or instrument furnished to Buyer by Seller or the Transferred Entity pursuant to this Agreement shall mean the actual knowledge of the persons employed by Seller or the Transferred Entity.

      - "Lease" shall mean any lease, amendment of lease, modification of lease, renewal, or sublease entered into by Seller or the Transferred Entity (as either landlord or tenant) and which is used in connection with the operation of the Business.

      - "Leased Real Property" shall mean all real property leased on the date hereof by Seller or the Transferred Entity as lessee, that is used primarily in the Business, including any buildings, improvements, and structures located thereon and all appurtenances belonging thereto and rights in respect thereof.

      - "Material Adverse Effect" shall mean a significant effect on the business, financial condition, or results of operations of the Business or the condition of the Assets taken as a whole, except for
            (a) changes resulting from general economic, financial, or market conditions, and (b) changes resulting from conditions generally applicable to the information technology industry.

      - "Material Adverse Impact" shall mean, with respect to Real Property, a matter or thing, the existence of which would or will prevent or impair the use, occupancy, enjoyment, or operation of such Real Property by Buyer (after Closing) for the same uses and operations to which Seller and the Transferred Entity are, at the date of this Agreement, utilizing such Real Property.

      - "Permits" shall mean all governmental and other permits, licenses, approvals, certificates of inspection, filings, franchises, and other authorizations of Seller and the Transferred Entity relating primarily to the Business.

      - "Permitted Liens" shall mean (i) liens for property taxes and assessments or other government charges or levies not yet in default and not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings or liens for any other taxes, assessments, or other government charges or levies (ii) liens of mechanics, materialmen, laborers, warehousemen, carriers, and other similar common law or statutory liens arising in the ordinary course of business which have been adequately bonded or which are being contested in good faith or as to which the Qualifying Title Insurance Policy shall insure against enforcement or collection, (iii) zoning, entitlement and other land use and environmental regulations of general applicability by governmental agencies, (iv) liens reflecting capitalized leases from the person financing a purchase of equipment so long as the lien is limited to the specific equipment so acquired, (v) leases and subleases, (vi) for Real Property located outside the United States, any Encumbrance which does not have a Material Adverse Impact on such Real Property, and (vii) any matter caused or created by Buyer after Closing.



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      -     "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, or other entity or organization.

      - "Personal Property" shall mean all fixtures, furnishings, furniture, office equipment and supplies, vehicles, computer hardware, machinery and equipment, and other tangible personal property (other than Inventory) owned or leased by Seller or the Transferred Entity that is used primarily in the Business.

      -     "Proprietary Rights" shall have the meaning ascribed to it in clause
            (i) of the definition of Intellectual Property.

      - "Subsidiary" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function are directly or indirectly owned by such Person.

      - "Tax" or "Taxes" shall mean all taxes, assessments, and other governmental charges, whether federal, state, local, or non-United States (including, without limitation, excise taxes, sales taxes, value added taxes, taxes withheld from employees' salaries, and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, imposts, customs duties and other duties, environmental-related taxes (including without limitation chlorofluorocarbon taxes), licenses and registration fees, and charges of any nature whatsoever, including any interest and penalties thereon or additions thereto, imposed by any government or taxing authority which are levied upon the property, assets, activities, income, or franchises of Seller or the Transferred Entity by virtue of the operations of the Business, the ownership or lease of the Assets, or the transfer of the Business and the Assets to Buyer hereunder.

      - "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to taxes, including ay schedule or attachment thereto, and including any amendment thereof.

      - "Transferred Asset" shall mean, with respect to Seller and the Transferred Entity, all Assets as to which right, title, and interest are held directly by Seller or the Transferred Entity, including equity interests of the Seller in the Transferred Entity.

      - "Transferred Entity" shall mean RCI Software Solutions, Pvt. Ltd., a corporation in the state of Andhra Pradesh, India

                                   ARTICLE 1.

                      TRANSFER OF ASSETS AND PURCHASE PRICE

         1.1. Purchase and Sale of Assets. Seller and the Transferred Entity are engaged in the business of information technology consulting and software development/customization (the "Business"). Subject to the conditions set forth herein and the terms and conditions set forth in Exhibit A hereto, and except as otherwise provided in Article 1.2, Seller shall sell, convey, transfer, assign and deliver to Buyer and Shareholder, under the terms of the Employment Agreement shall cause Transferred Entity to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, receive, assume, and accept from Seller and the Transferred Entity, all of Seller's and the Transferred Entity's right, title, and interest to the




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assets used or useful to the Business, whether tangible or intangible, real, personal, or mixed, including, without limitation, leases and leasehold improvements, contract rights, trademarks, service marks, trade names (including the right to the use of Seller's and the Transferred Entity's respective corporate names) and associated goodwill; inventory; receivables (including accounts receivable, loans receivable, and advances) and records related thereto; equipment, furniture, and fixtures; customer and vendor lists, files, and documents; sales data; supplies; computer systems (both hardware and software); licenses and permits; stock in subsidiaries; patents and copyrights; Intellectual Property owned or licensed by Seller and the Transferred Entity; know how; Seller's and the Transferred Entity's rights, express or implied, under warranties, representations, or guarantees of suppliers to the Business; and all assets reflected on the Closing Balance Sheet (all such assets being collectively referred to herein as the "Transferred Assets"). Without limiting the generality of the foregoing, but subject to the limitations set forth in Exhibit A and as otherwise provided in Article 1.2, it is agreed that the Transferred Assets will include, without limitation, all of the assets listed an Exhibit A hereto.

         1.2. Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets ("Excluded Assets") are not intended to and shall not be sold, assigned, transferred, or conveyed to Buyer hereunder and such assets shall not be deemed Transferred Assets hereunder:

              1.2.1. contracts of insurance maintained by or on behalf of Seller and the Transferred Entity and, except as set forth in
         Article 1.1, all insurance proceeds or claims made by Seller and the Transferred Entity thereunder;

              1.2.2. all rights of Seller, Transferred Entity, and Shareholders under this Agreement or any agreement, instrument, or other document entered into in connection herewith or any rights in connection with the transactions contemplated hereby and thereby;

              1.2.3. all claims, rights, benefits, and interests arising under or resulting from any Excluded Asset or Excluded Liability;

              1.2.4. all refunds, rebates, abatements, or credits for taxes due to Seller, Transferred Entity, or Shareholders relating to periods ending on or prior to the Closing Date that are attributable solely to events occurring on or prior to the Closing Date, or any net operating losses or other tax assets of the Seller, Transferred Entity, or Shareholders;

              1.2.5. all Permits of Seller and the Transferred Entity, to the extent the same, or a right to use the same, cannot be transferred to Buyer; and

              1.2.6. all cash and cash equivalents, and receivables (whether billed or unbilled, including accounts receivable, loans receivable, and advances), as provided in Exhibit A-1.

Without limiting the generality of the foregoing, the Parties agree that the Excluded Assets shall include, without limitation, all of the assets listed an Exhibit A-1 hereto.

         1.3. Assignment of Assets.

              1.3.1. Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.1, to the extent that any sale, assignment, transfer, or conveyance or attempted sale, assignment, transfer, or conveyance of any Contract, Permit, or other Transferred Asset described in Article 1.1 to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (collectively the "Interests") would constitute a breach under such Contract or Permit or a violation of any law, decree, order, regulation or other




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         governmental edict, or is not capable of being sold, assigned, transferred or conveyed without third party consent which has not been obtained by the Closing Date, this Agreement shall not constitute a sale, assignment, transfer, or conveyance thereof, or an attempted sale, assignment, transfer, or conveyance thereof unless and until such Interest can be legally transferred or transferred without breach, at which time each such Contract, Permit or Transferred Asset shall be so transferred. Until such transfer, Seller shall hold all such Interests in trust for the sole benefit of Buyer.

              1.3.2. To the extent any of the approvals, consents, or waivers necessary to sell, assign, transfer, or convey any Interest have not been obtained (or do not remain in full force and effect) as of the Closing Date, Seller shall promptly notify Buyer of each such occurrence, and Seller and Buyer shall, during the remaining term of such Interest, use all reasonable efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer, in which case Buyer shall promptly pay or satisfy the corresponding liabilities and obligations for the enjoyment of such benefits to the extent Buyer would have been responsible therefore if such consent, waiver or approval had been obtained and such Interest had been transferred to Buyer; and (ii) enforce, at the request of Buyer, any rights of Seller arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof with the consent of Buyer). Seller shall pay and discharge all reasonable costs of obtaining any such consent or approval whether before or after the Closing Date, excluding all costs and fees associated with: (i) duties to be performed under the Employment Agreement, including but not limited to those set forth in Schedule B to the Employment Agreement; (ii) determining the manner, method, and means for the formation of the entity contemplated in Schedule B of the Employment Agreement that will acquire the Assets of the Transferred Entity; (iii) the actual formation of the entity contemplated in Schedule B of the Employment Agreement; and (iv) the Buyer obtaining H-1B visas for each of Seller's employees that Buyer will employ, which costs and fees shall be borne by Buyer.

         1.4. Purchase Price. Subject to adjustments as set forth in this Agreement, the aggregate consideration ("Purchase Price") for the Transferred Assets payable by Buyer to Seller is $300,000.00 in cash ("Cash Consideration") which will be payable to Seller by wire transfer of immediately available U.S. funds at Closing (as hereinafter defined), an agreed upon Earn Out Payment in accordance with the formula set forth in Exhibit D, 333,000 shares of authorized SCB Computer Technology, Inc. common stock, and a $300,000.00 note payable by Buyer to Seller within twelve (12) months of the Effective Date, which such $300,000.00 note payable ("Escrow Property") shall be deposited on or prior to Closing in an escrow account to be maintained with SunTrust Bank as escrow agent ("Escrow Agent"), which Escrow Property shall be held in connection with the eventual sale, assignment, transfer, or conveyance to Buyer of the Transferred Entity, as outlined in Schedule B of Exhibit E hereto, and pursuant to the terms of a separate Indemnity and Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C.

              1.4.1. Allocation of Consideration. The Purchase Price will be allocated as set forth on Exhibit D. The Parties hereto agree to cooperate in preparing and filing IRS Form 8594 reflecting the allocation set forth on Exhibit D and acknowledge and agree that such allocation was determined by arm's length negotiations and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is inconsistent with such allocation.




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         1.5. The Closing.

              1.5.1. Time and Place. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement shall take place with the delivery of executed documents by all parties at the offices of Buyer to be effective as of 12:01 a.m. on March 3, 2000, or at such other time, date, or place as Buyer and Seller may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

              1.5.2. At the Closing, Buyer shall deliver to Seller:

                     1.5.2.1. $300,000.00 in cash by wire transfer of
              immediately available U.S. funds pursuant to instructions delivered by Seller to Buyer prior to Closing, together with a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent and evidence, reasonably satisfactory to Seller, that the Escrow Property has been duly delivered to the Escrow Agent;

                     1.5.2.2. Three hundred thirty-three thousand (333,000)
              shares of SCB Computer Technology, Inc. common stock pursuant to instructions delivered by Seller to Buyer;

                     1.5.2.3. a $300,000.00 Promissory Note substantially in the form of Exhibit I;

                     1.5.2.4. a copy of the resolution of the Board of Directors of Buyer, certified by its corporate secretary, authorizing the execution, delivery, and performance of this Agreement and the other documents referenced herein and the consummation of the transactions contemplated hereby;

                     1.5.2.5. an employment agreement ("Employment Agreement")
              substantially in the form of Exhibit E, by and between Buyer's Affiliate and Shareholder, duly executed by said Affiliate. As used herein "Affiliate" shall mean a business concern owned or controlled in whole or in part by Buyer;

                     1.5.2.6. the Bill of Sale, Assignment, and Assumption
              Agreement relating to the Transferred Assets and the Assumed Liabilities (defined in Section 1.6 below), duly executed by Buyer, substantially in the form of Exhibit F;

                     1.5.2.7. such other certificates and documents as Seller
              may reasonably request.

              1.5.3. At Closing, Seller shall deliver to Buyer:

                     1.5.3.1. the Bill of Sale, Assignment, and Assumption
              Agreement relating to the Transferred Assets, duly executed by the Seller, substantially in the form of Exhibit F;

                     1.5.3.2. such other instruments of conveyance, assignment, and transfer, in form and substance satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good and marketable title to the Transferred Assets, duly executed by the Seller;

                     1.5.3.3. an Employment Agreement, duly executed by Hari
              Rao, substantially in the form of Exhibit E;

                     1.5.3.4. a copy of the resolutions of the Board of
              Directors and Shareholders of Seller, certified by the Seller's corporate secretary, authorizing the execution, delivery,




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              and performance of this Agreement and the other documents
              referenced herein and the consummation of the transactions contemplated hereby;

                     1.5.3.5. an opinion of Eric Grossman, legal counsel to
              Seller, attached hereto as Exhibit G;

                     1.5.3.6. any required consent or approval of a creditor,
              contract party, or public or governmental authority to the transactions contemplated hereby;

                     1.5.3.7. the Escrow Agreement, duly executed by Seller; and

                     1.5.3.8. such other certificates or documents as Buyer may reasonably request.

         1.6. Assumption of Liabilities and Obligations by Buyer. Except as set forth in Section 1.6.1, or as otherwise provided in Exhibit B, from and after the Closing Date, Buyer shall, without any further responsibility or liability of, or recourse to, Seller, or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors and assigns (but without limiting Buyer's rights under any other provisions of this Agreement, including, without limitation, the provisions of
Article 6), absolutely and irrevocably assume and be liable and solely responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller arising out of or relating to (i) the ownership, use or possession of the Assets, (ii) the Business or (iii) the condition of the Assets on or prior to the Closing Date, or (such obligations being assumed by Buyer pursuant to this Agreement are collectively referred to as the "Assumed Liabilities"). Without limiting the generality of the foregoing, the Parties agree that the Assumed Liabilities shall include, without limitation, all of the liabilities listed an Exhibit B hereto.

              1.6.1. Excluded Liabilities. Notwithstanding any other provisions of this Agreement, but subject always to Exhibit B, Seller shall, without any responsibility or liability of, or recourse to Buyer or any of their directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns (but without limiting Seller's rights under any other provisions of this Agreement, including, without limitation, the provisions of Article
         6) absolutely and irrevocably retain and be solely responsible for the following liabilities and obligations, whether of the Seller or the Transferred Entity, foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured, or unmatured ("Excluded Liabilities"):

                     1.6.1.1. any income, sales, property, franchise, use, or
              other tax of Seller arising out of or resulting from the sale of the Transferred Assets pursuant hereto or any transaction of Seller prior to or subsequent to the execution of this Agreement;

                     1.6.1.2. any liability, obligation, or cost resulting from any claim or lawsuit or other proceeding relating to the Transferred Assets or naming Seller, or any successors thereof, as a party arising out of events, transactions, or circumstances occurring or existing prior to the Closing;

                     1.6.1.3. any liability or obligation relating to the
              Excluded Assets;

                     1.6.1.4. any claim against Buyer or Seller, which claim is based, in whole or in part, upon the failure of Seller or Buyer to comply with laws applicable to bulk transfers; and



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                     1.6.1.5. any liability, obligation, or cost relating to the
              May 3, 1999 Loan Agreement and Promissory Note by and between Seller and Vinod Ghelani, as disclosed to Buyer, including the duty to secure the waiver of the UCC security interests of Vinod Ghelani in certain Assets of Seller and the Seller Shares.

                     1.6.1.6. Seller's liability or obligation of any nature
               relating to it's employees, including, but not limited to, salary, vacation (except accrued vacation of Seller's employees who become employees of Buyer, consistent with Exhibit B), overtime, bonuses, incentives, profit sharing, stock appreciation rights, stock options, benefits, severance pay, retirement benefits, employee plans or programs, or any other employee cost of Seller.

                                   ARTICLE 2.

  REPRESENTATIONS AND WARRANTIES OF SELLER, SHAREHOLDER AND TRANSFERRED ENTITY

         Seller and Shareholder represent and warrant to Buyer as follows:

         2.1 Existence; Good Standing; Corporate Power and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. The Transferred Entity is duly qualified to transact business in the jurisdictions where the ownership or leasing of the Assets and the conduct of the Business require it to be so qualified, except where failure to be so qualified would not have a Material Adverse Effect. The Transferred Entity is currently solvent, has no suspended payments, is not subject to any judicial receivership or liquidation proceedings, or is not in bankruptcy, and no such similar proceedings have been commenced with respect to it. Seller and the Transferred Entity have all requisite corporate power and authority to own, operate and lease its properties, and to conduct the Business as it has been and is now being conducted by them and to enter into and perform their respective obligations under his Agreement and all other agreements, instruments, and documents to be delivered hereunder to Buyer at Closing.

         2.2 Authorization, Validity and Effect of Agreements. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents to be delivered to Buyer at the Closing have been duly and validly authorized, executed, and delivered by all necessary corporate action on the part of Seller and Shareholder. This Agreement has been duly and validly executed and delivered by Seller and is enforceable against Seller and Shareholder in accordance with its terms except to the extent that specific performance may not be available as a remedy in certain jurisdictions outside the United States. As of the Closing Date, each of the agreements, instruments, and other documents to be delivered hereunder to Buyer at the Closing will have been duly and validly executed and delivered by Seller and Shareholder if necessary and constitute the valid and legally binding obligations of Seller and Shareholder, enforceable in accordance with their respective terms. Seller's Board of Directors and Shareholder have approved this Agreement and the transactions contemplated hereby and the consummation by Seller and the Transferred Entity of the transactions contemplated hereby has been or will be duly authorized by all requisite corporate action.

         2.3 Capitalization. The 50 shares of common stock, no par value, of Seller ("Seller Shares") are owned beneficially and of record by Seller. Seller does not have any outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Shareholder on any matter. All issued and outstanding Seller Shares are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. None of the outstanding Seller Shares are subject to any voting trust agreement, lien, encumbrance, security interest, restriction or claim.

         2.4 Transferred Entity - Corporate Status. The copies of the charters, bylaws, and other organization documents of the Transferred Entity, which have been, or are to be, delivered to Buyer are true, accurate, and complete.

         2.5 No Violation. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller or the Transferred Entity of the transactions contemplated by this Agreement and all other agreements, instruments, and documents to be delivered hereunder to Buyer at Closing, will:
(i) conflict with or result in a breach of any provisions of the charter, articles or certificate of incorporation or any other organizational document or bylaws of Seller or the Transferred Entity; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien (other than Permitted Liens), security interest, charge, or encumbrance upon any of the assets of Seller, Shareholder, or Transferred Entity pursuant to any commitment, mortgage, loan agreement, capital lease, indenture, debt instrument, lease, contract, or other material agreement or instrument to which Seller or Shareholder is a party (including any Material Contract); (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Seller or Shareholder; or (iv) accelerate any obligation under any agreement or other material instrument of any kind related to the Business and constituting an Asset to which Seller, Shareholder, or the Transferred Entity is a party.

         2.6 Financial Statements. Prior to the date hereof, Seller has delivered to Buyer true and complete copies of the unaudited financial statements of Seller as of and for the year ended December 31, 1999. The historical balance sheets provided to Buyer by Seller (including the related notes and schedules) fairly present the financial position of Seller as of their respective dates and the historical statements of income and stockholders' equity provided to Buyer by Seller (including any related notes and schedules) fairly present the results of operations and stock holders' equity of Seller for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. All financial statements provided by Seller to Buyer have been prepared from the books and records of Seller, which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of Seller. As of the Closing Date, Seller did not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet dated December 31, 1999, except for current liabilities incurred in the ordinary course of business since such date.

         2.7 Assets. Seller and the Transferred Entity are the lawful owners of the Transferred Assets with good and marketable title, where applicable, and free and clear of all liens (other than Permitted Liens), claims, charges, restrictions, security interests, pledges, or encumbrances of any kind. Seller and the Transferred Entity have the full right, power, authority, and capacity to sell and transfer the Transferred Assets. By virtue of the transfer of the Transferred Assets to Buyer, Buyer will obtain full title to the Transferred Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges, and encumbrances of any kind.

              2.7.1 Tangible Assets. Exhibit A hereto contains an accurate and complete description of all personal and real property, and material fixed and other tangible assets owned, leased, or used by Seller and the Transferred Entity, including, without limitation, improvements to leased property and real property, plants and structures located thereon, equipment located therein, vehicles, and all personal property relating to Seller and its business and properties. All such tangible assets, including but not limited to, plants, structures, machinery, and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. All such tangible assets, including but not limited to, plants, structures, machinery, and equipment conform in all respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning, and building laws and ordinances; and neither Seller nor the Transferred Entity has received any notification within the last five (5) years of any violation of any applicable ordinance or regulation of building, zoning, or other law, in respect of its plants, structures, properties, or operations. None of such real property is currently the subject of any eminent domain, condemnation or similar proceeding and, to the best of the Sellers or the Transferred Entity's knowledge, no such proceeding is threatened. Seller and the Transferred Entity are now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to Seller's or the Transferred Entity's knowledge, threatened proceedings that might interfere with Buyer's quiet enjoyment of such real property.

              2.7.2 Material Contracts. Exhibit A also contains a complete and accurate list of all contracts and agreements for the performance of services or the purchase or leasing of property by Seller and the Transferred Entity ("Material Contracts"). Each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms. Seller, the Transferred Entity, and each other person that has or had any obligation under a Material Contract is in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or cancel, terminate, or modify, any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable under any Material Contract with any person.

              2.7.3 Intangible Assets. Exhibit A also contains an accurate and complete description of all intangible assets owned or used by Seller and the Transferred Entity, including without limitation, copyrights, patents, trade names, trademarks, and service marks (collectively, the "Intangible Assets"). Seller and the Transferred Entity, to the best of their Knowledge: have sole, full, and clear title to the Intangible Assets for the goods and services for which such Intangible Assets are used and all registrations thereof are valid and subsisting and are in full force and effect; have the sole, full, and clear title to each copyright in the Intangible Assets and all the registrations thereof are valid and subsisting and are in full force and effect;(either itself or through its licensees) has placed and will continue to place appropriate notice of copyright on all copies embodying such copyrighted works which are publicly distributed, and Seller and the Transferred Entity will not (and will not permit any licensee thereof to) do any act or knowingly omit to do any act whereby any copyright may become invalidated or dedicated to the public domain.

              2.7.4 Intellectual Property. Exhibit A also contains a list of all Proprietary Rights of Seller and the Transferred Entity, including all agreements regarding Intellectual Property which agreements are used primarily in the conduct of the Business of Seller or the Transferred Entity and under which such Business has any obligations. To the knowledge of the Seller and the Transferred Entity, there are no United States or foreign patents extant as of the date of this Agreement, the claims of which prevent or could reasonably be expected to prevent Buyer from operating any aspect of the Business as currently being operated or currently proposed to be operated by Seller and the Transferred Entity. In addition, Seller and the Transferred
         Entity, to the best of their Knowledge, have conducted the Business
         (or such portions thereof as they have owned since such date) in a manner which has not been in violation of any intellectual property right of another. To the Knowledge of Seller and the Transferred Entity, there have been no Intellectual Property claims received by either, nor any instance in which an intellectual property claim has been alleged. Seller and the Transferred Entity are the sole and exclusive owners of the Intellectual Property listed on Exhibit A; no governmental registration of any of the rights related to the Intellectual Property has lapsed, expired or been cancelled, abandoned, opposed or the subject of a re-examination request except as listed on Exhibit A. The sale of the Business and the Transferred Entity hereunder will not result in a default under or termination of any of the rights of the Seller or Transferred Entity to any Intellectual Property.

         2.8 Litigation. There is no suit, action, or proceeding pending or, to the Knowledge of the Shareholders or Seller, threatened against or affecting Seller, Shareholders, the Transferred Entity, or the Transferred Assets. Seller and the Transferred Entity are not subject to any currently existing order, writ, injunction, or decree relating to their operations.

         2.9 Hazardous Substances.

              2.9.1 Seller and the Transferred Entity have not authorized nor conducted nor have knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law (as defined below), or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product, or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled, or potentially subject to any remediation requirement under any Environmental Law (collectively, "Hazardous Materials"), on, in, or under any real property owned, leased, or by any means controlled by them;

              2.9.2 Seller and the Transferred Entity are in compliance with all federal, state, and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, "Environmental Laws");

              2.9.3 Seller and the Transferred Entity have been, and are in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws;

              2.9.4 Seller and the Transferred Entity have not received any written or oral notice from any governmental or any other person and there is no pending or, to Seller's or Shareholders' or the Transferred Entity's knowledge, threatened claim, litigation or any administrative agency proceeding that: alleges a violation of any Environmental Law by Seller or the Transferred Entity; alleges Seller or the Transferred Entity is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et. seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased, or controlled by Seller or the Transferred Entity or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on its activities or the activities of Seller's or the Transferred Entity's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

         2.10 Permits. Seller and the Transferred Entity have all Permits which are necessary to own and operate the Assets and to conduct the Business as it is presently being conducted in all material respects and are in compliance with all such Permits, except where the absence of any of the foregoing or the noncompliance therewith would not materially adversely affect the ownership of the Assets or the conduct of the Business relating to or requiring the use of such Permit. All such Permits held by Seller and the Transferred Entity are assignable to Buyer, and no governmental approvals are required for such assignment, except for those associated with the Buyer obtaining H-1B1 visa authorizations required by law in order for employees of Seller to become employees of Buyer. The sale of the Transferred Entity or the Assets hereunder will not result in a default under or the termination of any such Permit.

         2.11 Lawful Operations. Seller and the Transferred Entity have been and currently are conducting their businesses, and each of the premises leased or owned by Seller and the Transferred Entity have been and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same.

         2.12 Regulatory Consents. Except for approvals or authorizations associated with the H-1B1 transfer authorizations necessary for employees of Seller to become employees of Buyer, no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any governmental or quasi-governmental authority, agency, commission, board, bureau or instrumentality ("Governmental Authority"), financial institution or other third party is necessary to transfer the Assets and the Business to Buyer or for Seller, Shareholders, or the Transferred Entity to enter into this Agreement or any of the agreements or instruments to be executed and delivered pursuant hereto by Seller, Shareholders, or the Transferred Entity to Buyer at the Closing or to permit Seller, Shareholders, or the Transferred Entity to consummate the transactions contemplated hereunder.

         2.13 Employees and Fringe Benefit Plan.

              2.13.1 Exhibit H sets forth the names, ages, and titles of all members of the Board of Directors and officers of Seller and the Transferred Entity, and all employees thereof, and the annual rate of compensation (including bonuses) in U.S. dollars being paid to each such officer and employee as of January 31, 2000.

              2.13.2 Exhibit H lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing, or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of Seller and the Transferred Entity, whether legally binding or not, that affects one or more of their employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). Seller and the Transferred Entity do not have, sponsor, or participate in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the IRS Code.

              2.13.3 For each Plan that is an "employee benefit plan" under
         Section 3(3) of ERISA, Seller and the Transferred Entity have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

              2.13.4 Seller and the Transferred Entity do not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. Exhibit H contains an accurate and complete description of the participants (and commitments, if any) with respect to each existing Plan.

              2.13.5 Seller and the Transferred Entity have no unfunded past service liability in respect of any of its Plans; neither Seller, the Transferred Entity, nor any Plan, nor any trustee, administrator, fiduciary, or sponsor of any Plan, has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner; there is no litigation, disputed claim, governmental proceeding, or investigation pending or threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

              2.13.6 Seller and the Transferred Entity have complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

              2.13.7 Except as may be otherwise described in Exhibit H, the consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Seller or the Transferred Entity to any employee or other person of an "excess parachute payment" within the meaning of Section 2800 of the Code; (ii) entitle any employee or former employee of Seller or the Transferred Entity to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

              2.13.8 None of the Plans that are "welfare benefit plans" within the meaning Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607.

              2.13.9 Neither Seller, the Transferred Entity, nor any member in a "controlled group" (as defined in ERISA) with Seller or the Transferred Entity has ever contributed to, participated in, or withdrawn front a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Seller and the Transferred Entity have not incurred and do not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

         2.14 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of Seller, Shareholders, and the Transferred Entity ("Insurance Policies") have been made available to Buyer. The insurance policies are in full force and effect. Seller, Shareholders, and the Transferred Entity are not in default with respect to any material provision contained in any Insurance Policy. Seller, Shareholders, and the Transferred Entity have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

         2.15 Taxes.

              2.15.1 Seller and Shareholder have duly filed or will duly file all Tax Returns required to be filed and have duly paid or will duly pay all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from them by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable by them. True and correct copies of all Tax Returns relating to federal taxes and sales taxes for the period from organization through December 31, 1998 have been heretofore delivered to Buyer. The accruals and reserves for Taxes contained in the financial statements and carried on the books of Seller or the Transferred Entity are adequate to cover all Tax liabilities, including those Tax liabilities incurred up until and through the Closing Date. Since December 31, 1999, Seller has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens upon any properties or assets of Seller of the Transferred
         Entity (whether real, personal, or mixed, tangible or intangible), and there are no pending or, to the Knowledge of Seller, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against Seller or the Transferred Entity, and the respective Shareholders are aware of no substantial basis for any such claims. Seller and the Transferred Entity are not parties to any Tax allocation or sharing agreement. Seller and the Transferred Entity have no liability for the Taxes of any Affiliated

         Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). Seller and the Transferred Entity have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder.

              2.15.2 Seller and the Transferred Entity have heretofore provided Buyer with a list of each jurisdiction in which Seller and the Transferred Entity file tax returns for each period or portion thereof ending on or before the Closing Date. There is no reason outstanding against Seller or the Transferred Entity by any taxing authority in a jurisdiction where Seller or the Transferred Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              2.15.3 Seller and the Transferred Entity have heretofore provided Buyer with all information regarding all material elections with respect to Taxes affecting Seller or the Transferred Entity as of the date hereof.

              2.15.4 None of the Assets is subject to any lien or encumbrance in favor of any governmental authority arising as a result of failure
         (or alleged failure) to pay any Taxes.

              2.15.5 All Taxes required to have been withheld and paid by Seller or the Transferred Entity in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party have been withheld and paid.

              2.15.6 All Tax Returns, examination reports, and statements of assessed or agreed upon deficiencies of Seller or the Transferred Entity (including only those portions of Tax Returns, examination reports, or statements of Seller and the Transferred Entity relating to the Business) that have been delivered to Buyer are correct and complete copies.

              2.15.7 All joint venture, partnerships, or other arrangements or contracts to which Seller or the Transferred Entity is a party and that could be treated as a partnership for federal income tax purposes have heretofore been disclosed to Buyer.

              2.15.8 Neither Seller nor the Transferred Entity (i) have filed a consent pursuant to Section 341(f) of the Code or agreed to have
         Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by Seller or the Transferred Entity; (ii) have agreed, or are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Seller or the Transferred Entity for Taxes; (iii) have not made an election, or are required, to treat any asset of Seller or the Transferred Entity as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) have not made any of the foregoing elections or are required to apply any of the foregoing rules under any comparable state or local tax provision.

         2.16 Sufficiency of Assets. The Assets constitute all of the assets, properties, and rights (tangible and intangible) necessary to conduct the Business as the same was conducted immediately prior to the date hereof, except for the Excluded Assets. Except for the Excluded Assets, there are no assets, properties, or rights necessary to conduct the Business as the same was conducted immediately prior to the date hereof that are owned by any Person other than Seller or the Transferred Entity which assets, properties, or rights are not to be leased or licensed to Buyer under valid, current lease or license arrangements. There are no assets which are owned, leased, licensed, or used by Seller or the Transferred Entity in the conduct of the Business and which are shared to any significant degree with other divisions of Seller or the Transferred Entity.

         2.17 No Material Adverse Changes. Subject to Exhibits A and A-1, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, prospects or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of Seller or the Transferred Entity; (ii) any dividend declared or paid or distribution made on the capital stock of Seller or the Transferred Entity, or any capital stock thereof redeemed or repurchased, (iii) any incurrence by Seller or the Transferred Entity of long term debt for borrowed money; (iv) any increases in salary, bonus, or other compensation to any officers, employees, or agents of Seller or the Transferred Entity except as reflected by the salary levels set forth in Exhibit H; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting Seller or the Transferred Entity, or
(vi) any other transaction entered into by Seller or the Transferred Entity, except in the ordinary course of business and consistent with past practice.

         2.18 Accounts Receivable. All accounts receivable of Seller and the Transferred Entity that arise between March 1, 2000 and the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and shall be transferred and/or assigned to Buyer. Such Accounts Receivable will be current and to the Knowledge of Seller, collectible. Seller agrees to use reasonable commercial efforts to collect in full all such Accounts Receivable without any set-off. To the Knowledge of Seller, there is no contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

         2.19 No Undisclosed Liabilities. There are no liabilities associated with the Business or the Transferred Assets or the Transferred Entity (whether accrued, absolute, contingent, or otherwise), except for i) liabilities of the Business and the Transferred Entity set forth or reserved against or disclosed in the financial information provided to Buyer, ii) liabilities disclosed in this Agreement or the other agreements contemplated by this Agreement, and iii) liabilities incurred in the ordinary course of business since the date of the December 31, 1999 financial information provided to Buyer.

         2.20 Certain Business Practices and Regulations. Neither Seller, the Transferred Entity, nor to any of the Shareholders' Knowledge, any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation: (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

         2.21 Corporate Records: Other Information. The minute books of Seller and the Transferred Entity, copies of which have been provided to Buyer reflect all meetings of the boards of directors, committees of the boards of directors, and the shareholders thereof. All documents and other written information as to existing facts relating to Seller and the Transferred Entity and their assets and liabilities which have been provided to Buyer in connection with this Agreement are true, correct, and complete in all materials respects except to the extent that any such documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that were provided to Buyer.

         2.22 No Brokers. Seller, Shareholder, and the Transferred Entity have not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         2.23 Consents and Approvals. Except for approvals or authorizations associated with the H-1B1 authorizations necessary for employees of Seller to become employees of Buyer, and except for those matters remaining to be completed under the terms of Section 1.3.2 above and as otherwise provided for tin the Employment Agreement, Seller, Shareholder, and the Transferred Entity have obtained all consents, approvals, authorizations, or orders of third parties, including governmental authorities, necessary for the authorization, execution, and performance of this Agreement, which consents, approvals, authorizations, and orders are listed on the Sellers Disclosure Schedule.

         2.24 Year 2000. The Transferred Assets, all information systems, equipment, and software used by Seller and the Transferred Entity comply with necessary requirements to function properly and efficiently before, during and after the year 2000, taking into account all leap years and further, that when wed in combination with, or interfacing with, other information systems, and software, shall accurately accept, release and exchange date data. All reprogramming, remediation and other corrective action, including all testing of such systems, equipment, and software have been completed, and the cost thereof, as well as the cost of the consequences of failure to become year 2000 compliant, to the Seller and the Transferred Entity will not result in a Seller Material Adverse Effect.

         2.25 Full Disclosure. All of the information provided by the Seller, Shareholder, and the Transferred Entity, to their Knowledge, are true, correct, and complete in all material respects, and no representation, warranty, or statement made by Seller, Shareholder, or the Transferred Entity in or pursuant to this Agreement, to their Knowledge, contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.

         2.26 Loan Agreement and Promissory Note. Seller and Shareholder shall cause the UCC security interests associated with the May 3, 1999 Loan Agreement and Promissory Note by and between Seller and Vinod Ghelani, as disclosed to Buyer, to be removed from the Assets of Seller and from the Seller Shares.

                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller, Shareholders, and the Transferred Entity as follows:

         3.1 Existence; Good Standing; Corporate Authority. Buyer is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of Buyer ("Buyer Material Adverse Effect"). Buyer has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

         3.2 Authorization, Validity, and Effect of Agreements. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

         3.3 No Violation. Neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of Buyer; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of Buyer pursuant to any material commitment, lease, contract, or other material agreement or instrument to which Buyer is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Buyer.

         3.4 No Brokers. Buyer has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of Buyer, Seller, Shareholder, or the Transferred Entity to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.5 SCB Computer Technology, Inc. Common Stock. All shares of SCB Computer Technology, Inc.'s common stock ("SCB Common Stock") to be delivered to Seller as part of the Purchase Price are duly authorized and when issued to
Seller: (i) shall be issued in compliance with all SEC reporting and other requirements; and (ii) shall consist of unregistered SCB Common Stock which will be issued with piggyback rights sufficient to ensure that, within thirty (30) days after the Closing (subject to SEC guidelines), Seller will be entitled to obtain all benefits such as would result from registered shares and/or as are attendant to the publicly tradeable common shares of SCB Common Stock as are exchanged on the NASDAQ stock exchange, including voting rights, the right to sell such shares on the NASDAQ stock exchange (subject to the following lock-up restrictions) and all other rights. The following lock-up restrictions will apply to the SCB Common Stock to be issued to Seller as part of the Purchase
Price:

              3.5.1 Seller and/or Shareholder shall be restricted from (i) selling such stock prior to thirty (30) days after the Closing Date, and (ii) selling more than one-third of such stock at one time or in any ninety (90) day period during the one year period following Closing.

                                    ARTICLE 4

                              PRE-CLOSING COVENANTS

         4.1 Conduct of Business. During the period from the date hereof until the Closing Date, except as otherwise contemplated or required by this Agreement or as consented to in writing by Buyer, Seller shall and shall cause the Transferred Entity to, in connection with the operation of the Business maintain the status quo, including but not limited to the following:

              4.1.1 Conduct the Business and utilize the Assets only in the ordinary course of business, consistent with prior practice;

              4.1.2 Refrain from (i) entering into any license or agreement or
         (ii) disclosing any Intellectual Property owned by Seller or the Transferred Entity, except (x) pursuant to existing agreements or commitments previously disclosed to Buyer or (y) in the ordinary course of business, consistent with prior practice, in relation to a customer;

              4.1.3 Refrain from selling, transferring, pledging, mortgaging, encumbering, or otherwise granting any rights in any Assets, except for (i) sales of receivables, (ii) Permitted Liens and (iii) the disposition of idle equipment and other Personal Property no longer being used in the conduct of the Business;

              4.1.4 Refrain from renewing or extending any lease for Real Property, in each case except in the ordinary course of business and terminable with notice not exceeding ninety (90) days and involving a commitment not exceeding $500.00 individually or (ii) materially modifying or canceling any of the Contracts other than in the ordinary course of business;

              4.1.5 Continue to meet their contractual obligations and to pay their obligations in al material respects as they mature on a timely basis in the ordinary course of business in accordance with past practice;

              4.1.6 Use their reasonable efforts consistent with past practices to preserve and maintain the Business intact, to retain their Employees, and to preserve the good relations of their suppliers, customers, and others with whom they have business relations (it being agreed that nothing herein shall prohibit Seller or the Transferred Entity from terminating the employment of any Employee if Seller or Transferred Entity deems it appropriate under the circumstances to do so; provided, however, that Seller or the Transferred Entity shall not terminate any Key Employees without the prior consent of Buyer, which consent shall not be unreasonably withheld). For purposes of the foregoing sentence, the term "Key Employees" shall mean all persons with annual base salary in excess of $75,000 each of whom has been identified in writing by Seller or the Transferred Entity prior to the execution of this Agreement;

              4.1.7 Notify Buyer of (i) any extraordinary casualty loss or destruction or condemnation of Assets that, immediately prior thereto, had a fair value in excess of $5,000, (ii) receipt of written notice from any unaffiliated customer of the Business accounting for sales by the Business in excess of $50,000.00 that such customer is terminating (or intends to terminate) its relationship with the Business, or is materially modifying (or intends to so modify) existing contractual commitments including launch dates for new business in such a manner as to cause a loss, expense or cost to Buyer which exceeds $50,000.00; (iii) receipt of written notice from any supplier of goods or services to the Business accounting for sales to the Business in excess of

         $50,000.00 that such supplier is terminating (or intends to so terminate) its relationship with the Business or is materially modifying (or intends to so modify) existing contractual commitments in such a manner as to cause a loss, expense, or cost to Buyer which exceeds $50,000.00; or (iv) labor unrest or organizing campaigns, including any strike or boycott by any employees of the Business;

              4.1.8 Refrain from making or granting any general wage or salary increase other than adjustments in wages and salaries consistent with past practices or making any increase in the payments of benefits under any bonus, insurance, pension, or other employee benefit plan or program;

              4.1.9 Refrain from changing the organization documents of the Transferred Entity, except as may be first approved in writing by Buyer;

              4.1.10 Refrain from changing the authorized or issued capital stock of the Seller or Transferred Entity; provided, however, that they may (x) repay intercompany borrowings which were previously disclosed to Buyer and (y) declare and pay dividends out of retained earnings, capital surplus or profits for the period ending on the Closing Date of cash and cash equivalents to the extent permitted by applicable law;

              4.1.11 Maintain in full force and effect all presently existing insurance coverage for the Business, or insurance comparable to such existing coverage, to the extent such coverage is reasonably available; provided, however, that to the extent such coverage is not reasonably available, Seller or the Transferred Entity shall give notice to Buyer a reasonable time prior to the expiration or lapse of such insurance;

              4.1.12 Refrain from making any accounting changes;

              4.1.13 Refrain from making any Capital Expenditures or commitments for Capital Expenditures. "Capital Expenditure" shall mean any expense incurred in excess of $500.00;

              4.1.14 Refrain from entering into any new significant contracts, leases, or commitments in an amount in excess of $100,000.00 annually (as to any single case) or which cannot be terminated without penalty on less than sixty (60) days notice; provided, however, that Seller or the Transferred Entity may extend or amend any existing agreements on the same terms and conditions as currently exist; and

              4.1.15 Notify Buyer of the occurrence of any event or the existence of any condition, which could reasonably be expected to result in a Material Adverse Effect.

         4.2 Public Announcements. On and after the date hereof and through the Closing Date, Seller, Transferred Entity, Shareholders, and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Seller, Transferred Entity, Shareholders, and Buyer shall not issue any press release or make any public statement prior to obtaining the other Parties' approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent that in the opinion of counsel to such party disclosure is or may be required by law (including, without limitation, any required disclosures to employee representatives) or any listing agreement of any Party hereto; provided, however, that if disclosure shall be required pursuant to applicable law or a listing agreement, the Parties shall seek to make such disclosure in a form mutually acceptable to them.

         4.3 Change In Name; Use of Name. Within five (5) business days after the Closing Date, the Shareholders shall deliver to Buyer all such executed documents as may be required to change Seller's and the Transferred Entity's names to other names bearing no similarity to "RAO Consulting Incorporated." or "RCI Software Solutions Pvt. Ltd." including, but not limited to, name change documents in form suitable for filing with the Secretary of State of Illinois, and an appropriate name change notice for each state where Seller and the Transferred Entity are qualified to do business. The Shareholders hereby appoint Buyer as their attorney-in-fact to file all such documents on or after the Closing Date. From and after the Closing Date, the Shareholders will sign such consents and take such other actions, as Buyer shall reasonably request in order to permit Buyer to use the names "RAO Consulting Incorporated" or "RCI Software Solutions, Pvt. Ltd." and any variations thereof. From and after the Closing Date, neither Seller, the Transferred Entity, nor the Shareholders will use the names "RAO Consulting Incorporated" or "RCI Software Solutions, Pvt. Ltd." or any names similar thereto or variants thereof.

         4.4 Notice of Certain Claims. From the date hereof through the Closing Date, Seller and the Transferred Entity shall promptly notify Purchasers after the receipt by Seller or the Transferred Entity of any (a) lawsuit seeking compensation or damages for personal injuries allegedly sustained by a third party in connection with the Business and (b) intentional tort claim by an Employee of either.

         4.5 No Shop. From and after the date hereof, Seller and the Transferred Entity shall not, and shall cause their officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, engage in discussions with, or provide any information to any person or group (other than Buyer and their officers, directors, employees, agents and representatives) concerning any sale or other disposition of all or any substantial part of the Business or the Assets.

         4.6 Further Assurances. Buyer, from time to time after the Closing and at the Shareholders' reasonable request, and Seller, Shareholders, and the Transferred Entity from time to time after the Closing and at Buyer's reasonable request, will execute, acknowledge, and deliver to Seller, Shareholders, the Transferred Entity, or Buyer, as the case may be, such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Seller, Shareholders, the Transferred Entity, or Buyer, as the case may be, may reasonably require in order to better enable the other Party to complete, perform, or discharge any of the liabilities or obligations assumed hereunder. Each of the Parties hereto will cooperate with the others and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                    ARTICLE 5

             TERMINATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         5.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

              5.1.1 by mutual consent of Buyer and Seller;

              5.1.2 by Buyer through written notice to Seller, if the transactions contemplated hereby are not consummated on or before the Closing, and if the failure to consummate the transactions results from a failure of the conditions herein other than a failure caused by Buyer's breach of a covenant; or

              5.1.3 by Seller through written notice to Buyer, if the transactions contemplated hereby are not consummated on or before the Deadline, and if the failure to consummate the transactions results from a failure of the conditions herein other than a failure caused by Seller's breach of a covenant.

         5.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 5.1.1, this Agreement shall become null and void and of no further force and effect, and none of the Parties hereto (nor their respective directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination. If such termination is effected pursuant to Section 5.1.2 or 5.1.3 and there has been a breach, the Party having so breached shall remain liable to the other Party hereto on account of such breach and the non-breaching Party shall retain all rights in equity or law arising as a result of such breach. The provisions of Sections 7.1 and 7.3 shall survive any termination of this Agreement.

         5.3 Survival of Representations and Warranties. The representations and warranties of the Parties contained in Articles 2 and 3 of this Agreement shall survive for a period of one (1) year from the Effective Date hereof.

                                    ARTICLE 6

                                 INDEMNIFICATION

         6.1 Indemnification by Seller and the Shareholders. Subject to the provisions of this Article 6, Seller and Shareholder, jointly and severally agree to indemnify and hold harmless Buyer, and each officer, director, employee, or other agent thereof and their respective estates (each being a "Buyer Indemnified Party"), from and against any and all claims, losses, damages, liabilities, and expenses (including without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) reasonably incurred by such Buyer Indemnified Party in connection with each and all of the following:

              6.1.1 any misrepresentation or breach of any warranty made by Seller or Shareholder in this Agreement;

              6.1.2 the non-fulfillment or breach of any covenant, agreement, or obligation of Seller or Shareholder contained in or contemplated by this Agreement;

              6.1.3 any misrepresentation or breach of any warranty contained in any statement, certificate, or other document furnished by Seller or Shareholder pursuant to this Agreement or in connection with the transaction contemplated by this Agreement; and

              6.1.4 any attempt (whether or not successful) by any person to cause or require such Buyer Indemnified Party to pay or discharge any debt, obligation, liability, or commitment, the existence of which would entitle such Buyer Indemnified Party to indemnification pursuant to clauses 6.1.1 through 6.1.3 of this Section 6.1 or would constitute a breach of any such representation, warranty, or agreement under this Agreement.

         6.2 Indemnification Procedure. A Buyer Indemnified Party shall promptly notify Seller or Shareholder of any claim, demand, action, or proceeding for which indemnification will be sought under

Section 6.1 of this Agreement, and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Seller and Shareholder will have the right at their expense to assume the defense thereof. The Buyer Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, Buyer, Seller and Shareholder shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the Buyer Indemnified Party. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and Seller or Shareholder propose to accept such settlement, and the Buyer Indemnified Party refuses to consent to such settlement, then: (i) the Seller and Shareholder shall be excused from, and the Buyer Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the Seller and Shareholder relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Buyer Indemnified Party on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

                                    ARTICLE 7

                               GENERAL PROVISIONS

         7.1 Confidential Information.

              7.1.1 For a period of five (5) years from Closing, Seller, the Transferred Entity, Shareholder, and any corporation, partnership or trust controlled, directly or indirectly, by Seller, the Transferred Entity, or Shareholder shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business or Assets, ("Confidential Information"); provided, however, that this Section 7.1.1 shall not restrict (i) disclosure by Seller, the Transferred Entity, or Shareholder of any Confidential Information required by applicable statute, rule, or regulation or any court of competent jurisdiction, provided that Buyer is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to Buyer's attorneys, accountants, lenders and investment bankers,
         (iii) any disclosure of information (x) which is available publicly as of the date of this Agreement, (y) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, (z) which is disclosed to Seller, the Transferred Entity, or Shareholder by another Person who acquired it from a third party without an obligation of confidentiality to Buyer, Seller, the Transferred Entity, or Shareholder or (zz) which is independently developed by an employee of Seller or the Transferred Entity who had no access to such information, (iv) Seller's, the Transferred Entity's, or Shareholder's use of such information to protect or enforce their rights under this Agreement, in connection with tax or other regulatory filings or their use of such information to protect their rights against any third party, and (v) Seller's, the Transferred Entity's, or Shareholder's use of such information in the conduct of their own businesses if and to the extent not prohibited by this Agreement.

              7.1.2 Any and all information disclosed by Buyer to Seller, the Transferred Entity, or Shareholder or by Seller, the Transferred Entity, or Shareholder to Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to Seller, the Transferred Entity, or Shareholder or to Buyer, as the case may be, shall for a period of five (5) years remain confidential to Buyer, Seller, the

         Transferred Entity, and Shareholder and their respective employees and agents; provided, however, that this Section 7.1.2 shall not restrict (i) disclosure of any such information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the Parties' attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information (x) which is available publicly as of the date of this Agreement, (y) which, after the date hereof, becomes available publicly through no fault of the disclosing party or any Person controlled directly or indirectly by the disclosing party, (z) which is disclosed to the disclosing party by another Person who acquired it from a third party without an obligation of confidentiality to Buyer or Seller, the Transferred Entity, or Shareholder, as the case may be, or (zz) which is independently developed by an employee of the disclosing party who had no access to such information, (iv) the use of such information to protect such Party's rights under this Agreement or in connection with tax or other regulatory filings or such party's use of such information to protect its rights against any third party and (v) the use by Buyer and its Affiliates of any such information in the operation of their businesses after the Closing Date.

         7.2 Assignment of Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or attempt to assign any contract or other agreement to which Seller or the Transferred Entity is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of Seller or the Transferred Entity thereunder. If after Seller or the Transferred Entity has used its best efforts to obtain a consent of any such other party to such contract or agreement, such consent shall not be obtained or an attempted assignment thereof would be ineffective and would affect the rights of Seller or the Transferred Entity thereunder, Seller or the Transferred Entity will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or agreement, including the enforcement, for benefit of the Buyer, of any and all rights of Seller, the Transferred Entity or Buyer against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

         7.3 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all costs, expenses, and disbursements incurred by Seller, the Transferred Entity, Shareholder, and Buyer in connection with this Agreement and the transactions contemplated hereby shall be borne by them, respectively, and shall not be transferred to the other by reason of the transfer of the Business or the Transferred Entity.

         7.4 Assignment; Binding Effect; Benefit. This Agreement shall not be assignable by any Party without the express written consent of the other Parties, provided, however, that any Party may assign this Agreement to a Subsidiary or Affiliate existing on the date of this Agreement wholly owned, directly or indirectly by such Party. This Agreement shall be binding upon, inure to the benefit or, and be enforceable by the successors and permitted assigns of the Parties hereto.

         7.5 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), by telecopy, hand delivery, or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer:                      If to Seller, Shareholders, or the Transferred
                                  Entity:

Ben C. Bryant, Jr.                Hari Rao
President and CEO                 President
SCB Computer Technology, Inc.     RAO Consulting, Inc.
1635 West Brierbrook Road         111 East Wacker Drive, Suite 307
Memphis, Tennessee 38138          Chicago, Illinois 60601

with a copy to:                   with a copy to:

David T. Glynn                    Eric Grossman
Division Counsel                  Bailey, Borlack, Nadelhoffer, & Carroll
SCB Enterprise Solutions          135 South LaSalle St., Suite 3950
7955 East Redfield Road           Chicago, Illinois 60603
Scottsdale, Arizona 85260

or to such other address as any Party shall specify by written notice. All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally or by telecopy (with issuance by the transmitting machine of confirmation of successful transmission), (ii) the day of delivery as indicated on the return receipt if delivered by mail return receipt requested, (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier, or (iv) five business days after the deposit of such notice or communication in the ordinary mail.

         7.6 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise: without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         7.7 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. Each separate signature page may be transmitted by facsimile or expedited delivery service for assembly as an integrated document or otherwise as the Parties may agree. Any signature pages sent by facsimile shall be followed by overnight delivery within two (2) business days.

         7.8 Headings. The headings and subheadings hereof are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

         7.9 Entire Agreement. This Agreement, the exhibits, the attachments, and any documents delivered by the Parties in connection herewith constitute the entire agreement by and among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings by and among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

         7.10 Incorporation of Exhibits and Attachments. All exhibits and attachments attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         7.11 Amendment. The Parties may amend this Agreement, via action taken by their respective Boards of Directors, if applicable. Any amendment to this Agreement must be in writing and signed on behalf of each of the Parties hereto.

         7.12 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction.

         7.13 Consent to Jurisdiction. Subject to Section 7.14, Buyer, Seller, the Transferred Entity, and the Shareholders hereby submit to the non-exclusive jurisdiction of the courts of general jurisdiction of the State of Tennessee and the federal courts of the United States of America, located in the City of Memphis, solely in respect of the interpretation and enforcement of the provisions of this Agreement and any other agreement, instrument or other document entered into in connection herewith and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any such other agreement, instrument or other document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement or any such other agreement, instrument or other document may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer, Seller, the Transferred Entity, or the Shareholders by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at the address as provided in Section 7.5 hereof, provided that service of process may be accomplished in any other manner permitted by applicable law.

         7.14 Arbitration. In the event of any dispute between the Buyer and Seller, the Transferred Entity, or Shareholder arising after the Closing Date in connection with this Agreement, the Parties shall first use their best efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be settled by arbitration, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, carried out by an arbitration panel composed of three arbitrators, experienced in commercial and business affairs (each an "Arbitrator"). Each Party shall nominate in the Request for Arbitration and the Answer thereto respectively one Arbitrator for confirmation by the International Court of Arbitration ("Court"). Such person shall be independent of the Party nominating that Arbitrator. If a Party fails to nominate an Arbitrator, the Court shall appoint one. The third Arbitrator, who will act as Chairman of the Arbitral tribunal, shall be nominated by the two Arbitrators nominated by the Parties within twenty (20) calendar days after the Court's confirmation of the first two Arbitrators. The nomination of the third Arbitrator is also subject to confirmation by the Court. Should the first two Arbitrators fail, within said twenty-day period, to reach agreement on the third Arbitrator, the Court shall appoint him. The arbitration proceedings shall take place in Memphis, Tennessee. The language of the arbitration shall be English.

         7.15 Waivers. Any waiver of rights hereunder must be set forth in writing and signed by the Party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive any Party's rights at any time to enforce strict compliance thereafter with every term or condition




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of this Agreement for any other breach or failure to comply with the terms and conditions of this Agreement.

         7.16 Third Party Rights. Except as otherwise provided in Article 6 hereof with respect to the indemnification obligations for the benefit of directors, officers, employees, agents, consultants, representatives, and Affiliates, the provisions of this Agreement are for the sole benefit of Buyer, Seller, the Transferred Entity, and the Shareholders and shall no inure to the benefit of any other Person (other than permitted assigns of the Parties hereto) either as a third party beneficiary or otherwise.

         7.17 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         7.18 Agency. Seller and Shareholder hereby appoint Seller as their agent for all purposes under this Agreement, including the giving of notices and the conduct of any dispute resolution.

         7.19 Foreign Transfer Agreements. The Parties agree that in the event of any conflict or inconsistency between the terms of this Agreement and any Foreign Transfer Agreement, the terms of this Agreement shall govern.

         7.20 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

         7.21 Tax Treatment. The Parties hereto intend that the transactions contemplated by this Agreement constitute a tax-free reorganization pursuant to
Section 368(a)(1)(C) of the Code; provided, however, that the Parties acknowledge and agree that neither Party has represented to the other Party or Parties that such transaction will be treated as such by the Internal Revenue Service.

         IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

SCB COMPUTER TECHNOLOGY, INC.                  RAO CONSULTING INCORPORATED


By:  /s/  Gordon Bateman                       By:  /s/  Hari Rao
     ----------------------------                   ------------------------
     Gordon Bateman                                 Hari Rao
     Chief Administrative Officer                   President

                                               SHAREHOLDER:

                                                    /s/  Hari Rao
                                                    ------------------------
                                                    Hari Rao




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